Exhibit 99.1

NEWS RELEASE

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

Main Phone: (215) 552-3700

Constar International Inc. Announces Refinancing Plan

Philadelphia, PA—February 2, 2005—Constar International Inc. (NASDAQ: CNST) today announced that it is proposing to offer $210 million aggregate principal amount of senior secured floating rate notes in connection with a commitment for a new $80 million senior secured asset-based credit facility.

The purpose of the offering is to obtain funds which will be used, together with funds available from the new asset-based credit facility, to repay all amounts outstanding under Constar’s existing revolving credit facility and term B and second lien term loans, pay associated fees and expenses and for general corporate purposes.

Any issuance of senior secured floating rate notes is expected to be through a private placement which would be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and outside the United States pursuant to Regulation S of the Securities Act. The commitment for the credit facility is subject to certain conditions (including the successful completion of the proposed note offering) and the final terms of any new credit facility, senior secured floating rate notes or other aspects of the refinancing plan are still under discussion with financing sources and may vary significantly in light of market and other conditions existing at the time the refinancing plan is finalized.

Any senior secured floating rate notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, the proposed terms of the Company’s refinancing plan, including as they relate to the proposed senior secured asset-based credit facility, senior secured floating rate notes and use of proceeds. There can be no assurance that the Company will be able to complete the refinancing plan or, if completed, that the terms of the plan will be those as described above. Other important factors are discussed under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Constar’s Annual Report on Form 10-K for the year ended December 31, 2003 and in subsequent filings. Constar does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095

Ed Bisno, Bisno Communications, (917) 881-5441